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                                                                       EXHIBIT 5



                             BRESSLER, AMERY & ROSS
                                17 STATE STREET
                               NEW YORK, NY 10004
                              212-425-9300 (PHONE)
                               212-425-9337 (FAX)



                                                                February 9, 1998



U.S. Transportation Systems, Inc.
33 West Main Street
Elmsford, NY 10523



Gentlemen:



    We have acted as counsel for U.S. Transportation Systems, Inc., a Nevada corporation (the "Company") in connection with the registration statement on Form SB-2 (No. 333-44211) filed by the Company under the Securities Act of 1933 with respect to the offering of 1,815,000 shares of Common Stock, being issued and sold by the Company as set forth in the Registration Statement.



    In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for purposes of this opinion, including but not limited to the following:



(a) Articles of Incorporation, as amended to date, of the Company certified by the Nevada Secretary of State;



(b) By-Laws of the Company;



(c) Minutes, resolutions and documentary evidence of other actions taken by the shareholders and Board of Directors of the Company through February 9, 1998;



(d) Specimen of the certificate for the Company's Common Stock and Class C Warrants;



(e) The Warrant Agreement between the Company and Continental Stock Transfer and Trust Company relating to the Class C Warrants.



    Additionally, we have consulted with officers and directors of the Company and have obtained such representations from such persons with respect to matters of fact as we deem necessary or advisable.



    Based on the forgoing and on all other instruments, documents and matters examined and necessary for the rendering of this opinion, we are of the opinion that:



(1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada;



(2) The shares registered pursuant to the Registration Statement have been duly and validly authorized for issuance by action of the Board of Directors of the Company, and will, when sold, be legally issued, fully paid, and non-assessable.



(3) A sufficient number of shares of Common Stock has been duly authorized and has been reserved for issuance upon exercise of the Class C Warrants and, when issued and paid for, will be duly and validly issued, fully paid and non-assessable.



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.



                                          Very truly yours,



                                          /s/ BRESSLER, AMERY & ROSS P.C.